IMPRIMIS PHARMACEUTICALS, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

On July 31, 2015 (the “Grant Date”), Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), has awarded to Mark Baum (“Optionee”), an option (the “Option”) to purchase 600,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) for a price of $7.87 per share. The Option has been granted under the Company’s Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”), and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this Nonqualified Stock Option Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan.

This Option shall, subject in each case to the provisions of this Agreement and Optionee’s continued employment with the Company and its Affiliates (collectively, the “Imprimis Group”), vest and become exercisable on certain dates as follows (each a “Vesting Date” with respect to the portion of the Option scheduled to vest on such date):

●	200,000 of the Shares subject to the Option (the “First Contingent Portion”) shall vest if, at any time during the five (5) years following the Grant Date, the average of the official closing price per share of the Company’s common stock during the preceding five (5) days is equal to or greater than $9.00 (the “First Price Condition”);

●	100,000 of the Shares subject to the Option (the “Second Contingent Portion”) shall vest if, at any time during the five (5) years following the Grant Date, the average of the official closing price per share of the Company’s common stock during the preceding five (5) days is equal to or greater than $10.00 (the “Second Price Condition”);

●	100,000 of the Shares subject to the Option (the “Third Contingent Portion”) shall vest if, at any time during the five (5) years following the Grant Date, the average of the official closing price per share of the Company’s common stock during the preceding five (5) days is equal to or greater than $12.00 (the “Third Price Condition”);

●	100,000 of the Shares subject to the Option (the “Fourth Contingent Portion”) shall vest if, at any time during the five (5) years following the Grant Date, the average of the official closing price per share of the Company’s common stock during the preceding five (5) days is equal to or greater than $14.00 (the “Forth Price Condition”); and

●	100,000 of the Shares subject to the Option (the “Fifth Contingent Portion”) shall vest if, at any time during the five (5) years following the Grant Date, the average of the official closing price per share of the Company’s common stock during the preceding five (5) days is equal to or greater than $15.00 (the “Fifth Price Condition”).

This Option shall expire on the fifth anniversary of the Grant Date (the “Grant Expiration Date”).

1. Method of Exercise and Payment of Price.

(a) Method of Exercise. At any time when all or a portion of the Option is exercisable under the Plan and this Agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company’s third-party equity plan administrator, which will:

(i) state the number of whole Shares with respect to which the Option is being exercised; and

(ii) if the Option is being exercised by anyone other than Optionee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.

(b) Payment of Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided below:

(i) in cash;

(ii) by check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Committee, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six months on the date of surrender (unless this condition is waived by the Committee), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Optionee, with any fractional Share being repaid in cash);

(iv) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee; or

(v) any combination of the foregoing methods of payment.

2. Transferability. The Option shall be transferable (I) at Optionee’s death, by Optionee by will or pursuant to the laws of descent and distribution, and (II) by Optionee during Optionee’s lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Optionee, or any other persons sharing Optionee’s household (other than tenants or employees) (collectively, “Family Members”), (b) a trust or trusts for the primary benefit of Optionee or such Family Members, (c) a foundation in which Optionee or such Family Members control the management of assets, or (d) a partnership in which Optionee or such Family Members are the majority or controlling partners; provided, however, that subsequent transfers of the transferred Option shall be prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs II(a), (b) or (c), above, with respect to the original Optionee. The Committee may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Optionee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within 10 days of any transfer, Optionee shall notify the Committee in writing of the transfer. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this Agreement, references to the original Optionee shall be deemed to refer to the transferee. The events of a termination of employment of Optionee provided in Paragraph 3 hereof shall continue to be applied with respect to the original Optionee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in Paragraph 3. The Company shall have no obligation to notify any transferee of Optionee’s termination of employment with the Imprimis Group for any reason. Optionee shall remain subject to the tax withholding provisions of Section 29 of the Plan following transfer of the Option.

3. Termination of Employment; Retirement.

(a) Termination of Employment by Company Without Cause or by Optionee With Good Reason. If the Optionee’s employment is terminated by the Company without Cause (as defined under that certain Amended and Restated Employment Agreement dated May 2, 2013, as amended by and between the Company and Optionee (the “Employment Agreement”)), or by the Optionee for Good Reason (as defined under his Employment Agreement), (i) the First Contingent Portion shall vest on the date of the satisfaction of the First Price Condition (and such date shall be the Vesting Date) if satisfaction of the First Price Condition has occurred on or after the date of termination but on or before the first anniversary of the date of termination, (ii) the Second Contingent Portion shall vest on the date of the satisfaction of the Second Price Condition (and such date shall be the Vesting Date) if satisfaction of the Second Price Condition has occurred on or after the date of termination but on or before the first anniversary of the date of termination, (iii) the Third Contingent Portion shall vest on the date of the satisfaction of the Third Price Condition (and such date shall be the Vesting Date) if satisfaction of the Third Price Condition has occurred on or after the date of termination but on or before the first anniversary of the date of termination, (iv) the Fourth Contingent Portion shall vest on the date of the satisfaction of the Fourth Price Condition (and such date shall be the Vesting Date) if satisfaction of the Fourth Price Condition has occurred on or after the date of termination but on or before the first anniversary of the date of termination, and (v) the Fifth Contingent Portion shall vest on the date of the satisfaction of the Fifth Price Condition (and such date shall be the Vesting Date) if satisfaction of the Fifth Price Condition has occurred on or after the date of termination but on or before the first anniversary of the date of termination; provided, in each case, that the Optionee has executed and delivered the Release contemplated by the Employment Agreement to the Company within twenty-one (21) days following the date of termination, without revocation or modification.

(b) Other Termination of Employment. If a termination of employment of Optionee occurs by reason of death, Disability or any reason other than by the Company without Cause or by the Optionee for Good Reason prior to the vesting in full of the Option, any unexercised portion of the Option which has not vested on such date of termination of employment will automatically be forfeited. Optionee (or any transferee, if applicable) will have 90 days from the date of termination of employment or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the Option that is vested and exercisable on the date of termination of employment; provided, however, that if the termination of employment was a termination for Cause, as determined by the Committee, the Option shall be immediately canceled by the Committee (whether then held by Optionee or any transferee) and the Optionee’s right to exercise any portion of the Option shall terminate concurrently with the termination of the Optionee’s employment for Cause, except as otherwise determined by the Committee.

4. Restrictions on Exercise. The Option is subject to all restrictions in this Agreement and/or in the Plan. As a condition of any exercise of the Option, the Company may require Optionee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by the Company. The Option shall not be exercisable if such exercise would involve a violation of any applicable law.

5. Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall mean Optionee’s material breach of any provision of Section 7 of the Employment Agreement.

6. Special Forfeiture/Repayment Rules. For so long as Optionee continues as an employee with the Imprimis Group and for one year following termination of employment regardless of the reason, Optionee agrees not to engage in Triggering Conduct. If Optionee engages in Triggering Conduct during the time period set forth in the preceding sentence, then Optionee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the gross option gain realized or obtained by Optionee or any transferee resulting from the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the Shares underlying the Option on the exercise date and the exercise price paid for such Shares underlying the Option), with respect to any portion of the Option that has already been exercised at any time within three years prior to the Triggering Conduct, (y) minus $1.00. Optionee may be released from Optionee’s obligations under this Paragraph 6 if and only if the Committee (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. Nothing in this Paragraph 6 constitutes a so-called “noncompete” covenant. This Paragraph 6 does, however, prohibit certain conduct while Optionee is associated with the Imprimis Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances. No provisions of this Agreement shall diminish, negate or otherwise impact any separate agreement to which Optionee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Optionee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Optionee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void as to this Agreement. Optionee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Optionee’s receipt of the Option, in consideration of employment, in consideration of exposing Optionee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Optionee further acknowledges that the receipt of the Option and execution of this Agreement are voluntary actions on the part of Optionee and that the Company is unwilling to provide the Option to Optionee without including the restrictions and covenants of Optionee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 4 and 6 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

7. Right of Set-Off. By accepting this Option, Optionee consents to a deduction from, and set-off against, any amounts owed to Optionee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Imprimis Group from time to time (including, but not limited to, amounts owed to Optionee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Imprimis Group by Optionee under this Agreement.

8. Withholding Tax.

(a) Generally. Optionee is liable and responsible for all taxes owed in connection with the exercise of the Option, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Optionee’s tax liability.

(b) Payment of Withholding Taxes. Concurrently with the payment of the exercise price pursuant to Paragraph 1 hereof, Optionee is required to arrange for the satisfaction of the minimum amount of any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”) in a manner acceptable to the Company, including withholding such amounts in cash from the Optionee’s wages or other payments due to the Optionee at any time, or, in lieu thereof, to retain, or sell without notice, a number of Shares sufficient to cover the Tax Withholding Obligation. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of exercise of the Option. To the extent that the Company or its Affiliate withholds any amounts in Shares to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate. Should the Company or the Affiliate withhold any amounts in cash or retains any Shares in excess of Optionee’s actual Tax Withholding Obligation, the Company and/or Optionee’s employer will refund the excess amount to the Optionee, with any fractional Share being repaid in cash, within a reasonable period and without any interest. The Optionee authorizes the Company or the Affiliate, or their agents (including, without limitations, any broker or bank) to withhold cash or Shares as appropriate. Optionee agrees to pay the Company and/or the Affiliate employing Optionee any amount of the Tax Withholding Obligation that is not satisfied by the means described herein.

If any of the foregoing methods of collection are not allowed under applicable law or if Optionee fails to comply with his or her obligations in connection with the Tax Withholding Obligation as described in this Paragraph, the Company may refuse to honor the exercise and refuse to deliver the Shares.

Optionee is liable and responsible for all taxes and social security owed in connection with the Option, regardless of any action the Company takes with respect to any Tax Withholding Obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax and social security treatment or the treatment of any withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Optionee’s tax liability.

9. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Option and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all disputes relating to this Agreement shall be resolved exclusively pursuant to the terms of Section 17 of the Employment Agreement.

10. Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Imprimis Group designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this Agreement, including without limitation whether particular conduct constitutes Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

11. Prompt Acceptance of Agreement. The Option grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Optionee by indicating Optionee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

12. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option Agreements through electronic signature.

13. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Optionee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Imprimis Pharmaceuticals, Inc.

12264 El Camino Real, Suite 350

San Diego, CA 92130

Attention: Chief Financial Officer

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Optionee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Optionee.

14. Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment Agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Compensation Committee provides for greater benefits to Optionee with respect to (i) vesting of the Option on termination of employment by reason of specified events or (ii) exercisability of the Option following termination of employment, than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Option on termination of employment by reason of such specified events or exercisability of the Option following termination of employment shall supersede the terms hereof to the extent permitted by the terms of the Plan.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Andrew R. Boll

Its:	Chief Financial Officer

[Optionee signature page follows]

ACCEPTANCE OF AGREEMENT

Optionee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement and (b) voluntarily and knowingly accepts this Agreement and the Option granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 5 and 6 above. Optionee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Plan Prospectus pertaining to the Plan.

/s/ Mark L. Baum
Optionee’s Signature

7/31/2015
Date